EXHIBIT 23.5


KPMG

KPMG Auditores Independentes


Mail address               Office address                       Central tel 55 (11) 3067.3000
Caixa Postal 2467          R. Dr. Renato Paes de Barros, 33     Fax National (11) 3079.3752
01060-970 Sao Paulo SP     04530-804 Sao Paulo SP               International 55 (11) 3079.2916
Brasil                     Brasil

                         Independent Auditors' Consent


The Board of Directors
Bahia Sul Celulose S.A.


We consent to the use of our report included herein in this Amendment No. 1 to the Registration Statement on Form F-4 of Vale Overseas Limited and Companhia Vale do Rio Doce (Registration No. 333.84696), relating to the consolidated financial statements of Bahia Sul Celulose S.A. as of and for the years ended December 31, 2000 and 1999, dated February 6, 2001.



Sao Paulo, Brasil
July 12, 2002

/s/   KPMG Auditores Independentes